EXECUTION VERSION

FORECLOSURE SALE AND PURCHASE AGREEMENT

by and among

BCOMM, INC.

as Purchaser,

and

DKR SOUNDSHORE OASIS HOLDING FUND LTD.,

as Agent,

Dated as of February 12, 2008

TABLE OF CONTENTS

Page

ARTICLE I	PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES	2
1.1	Definitions	2
1.2	Purchase and Sale of Assets	2
1.3	Excluded Assets	4
1.4	Assumption of Liabilities	5
1.5	Excluded Liabilities	5
ARTICLE II	CONSIDERATION	6
2.1	Consideration	6
2.2	Payment of Purchase Price	6
ARTICLE III	CLOSING AND TERMINATION	6
3.1	Closing	6
3.2	Closing Deliveries	6
3.3	Absence of Representation or Warranty as to Purchased Assets	7
3.4	Termination of Agreement	8
3.5	Procedure Upon Termination	9
3.6	Effect of Termination	9
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE SENIOR AGENT	9
4.1	Senior Agent’s Liens on the Purchased Assets	10
4.2	Senior Agent’s Due Organization; Authorization	10
4.3	Senior Agent’s Investment Representations	10
ARTICLE V	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	12
5.1	Due Organization, Authorization	12
5.2	Capitalization	12
ARTICLE VI	COVENANTS AND AGREEMENTS	12
6.1	Further Assurances	13
ARTICLE VII	CONDITIONS TO CLOSING	14
7.1	Conditions Precedent to the Obligations of the Purchaser and the Senior Agent	14
7.2	Conditions Precedent to the Obligations of the Senior Agent	15
7.3	Conditions Precedent to the Obligations of the Purchaser	16
7.4	Frustration of Closing Conditions	18
ARTICLE VIII	ADDITIONAL DEFINITIONS	18
8.1	Certain Definitions	18

-i-

TABLE OF CONTENTS

(continued)

Page

ARTICLE IX	MISCELLANEOUS	22
9.1	Further Assurances	22
9.2	Expenses	22
9.3	Notices	22
9.4	Agreements	23
9.5	Severability; Invalid Provisions	23
9.6	Entirety and Amendments	24
9.7	Parties Bound; Third Party Beneficiaries	24
9.8	Counterparts; Construction	24
9.9	Costs	24
9.10	Choice of Law and Venue; Jury Trial Waiver	24
9.11	No Agency or Joint Venture	25
9.12	Non-Recourse	25
9.13	Allocation of Purchase Price and Purchased Assets	25

-ii-

EXHIBITS

Exhibit A	Financing Statements
Exhibit B	Form of Purchaser Debentures and Security Agreement
Exhibit C	January 2008 Invoice Register and List of Creditors and liabilities of Owners as of February 11, 2008, including receivables aging for accounts payable
Exhibit D	Form of Stockholders Agreement and Registration Rights Agreement
Annex A	List of Debenture Holders
Annex B	List of Addresses

-iii-

FORECLOSURE SALE AND PURCHASE AGREEMENT

This FORECLOSURE SALE AND PURCHASE AGREEMENT (the “Agreement”), dated as of February 12, 2008 (the “Execution Date”), is by and among bComm, Inc., a Delaware corporation (the “Purchaser”) DKR SoundShore Oasis Holding Fund Ltd. (“Senior Agent”), on behalf of itself and as agent for holders (collectively, with the Senior Agent, the “Secured Creditors”) of certain Senior Secured Debentures (as amended from time to time, the “Debentures”) issued by StarVox Communications, Inc., a California corporation (the “Debtor”) and guarantied by StarVox Communications, Inc., a Delaware corporation (“Parent”), and Capital Telecommunications, Inc., a Pennsylvania corporation (with Parent, the “Guarantors,” and collectively with the Debtor and Parent, the “Owners”).

RECITALS

WHEREAS, pursuant to the Debentures in the aggregate principal amounts set forth on Annex A (as amended from time to time, the “Debentures”), a Secured Guaranty dated June 1, 2007 by the Guarantors (the “Guaranty”), a Pledge and Security Agreement dated June 1, 2007 executed by the Owners (the “Security Agreement”), and pursuant to certain other documents, instruments, and agreements executed pursuant thereto or in connection therewith (collectively the “Related Agreements” and together with the Debentures, the Guaranty, and the Pledge Agreement, the “Loan Documents”), the Secured Creditors have made loans to, and made other financial accommodations to or for the benefit of, the Owners (all such loans and other financial accommodations referred to collectively as the “Obligations”);

WHEREAS, the Obligations are secured by substantially all of the Owners’ assets (the “Owned Assets”), which are located in, among other places, the addresses identified on Annex B;

WHEREAS, the Senior Agent filed Uniform Commercial Code financing statements (the “Financing Statements”) to perfect by filing the Senior Agent’s security interests in the Owned Assets;

WHEREAS, the Owners are in default of their obligations to the Senior Agent and the Secured Creditors under the Loan Documents and the Obligations have been accelerated and are now immediately due and payable;

WHEREAS, as a result of the Owners’ default under the Loan Documents, the Senior Agent has the right under Section 9-610 of the Uniform Commercial Code (the “UCC”) to sell and transfer to any person or entity for value in a private or public sale all of the Owners’ right, title, and interest in and to any or all of the Owned Assets subject to the Senior Agent’s security interest (such assets are collectively referred to herein as the “Encumbered Assets”), including the Purchased Assets (as defined below);

WHEREAS, Senior Agent is willing to sell the Purchased Assets to the Purchaser on the terms and conditions in this Agreement, subject to its receipt at a publicly noticed foreclosure sale publicly noticed foreclosure sale in accordance with part 6 of Division 9 of the UCC (“Foreclosure Sale”) of an offer that the Senior Agent deems, in its sole discretion, to be higher and better than the terms offered by Purchaser in this Agreement (a “Better Offer”);

WHEREAS, UCC searches, attached hereto as Exhibit A, were performed against each Owner in the state of such Owner’s incorporation (the “UCC Searches”) in order to locate liens of creditors who may have an interest in the Encumbered Assets (the “Junior Creditors”);

WHEREAS, the Senior Agent intends to provide notice of the Foreclosure Sale to the Junior Creditors, including Junior Creditors known to the Agent who have not filed financing statements regarding their liens, and other interested parties; and

WHEREAS, Purchaser is willing to purchase all of the Owners’ interest in the Purchased Assets at the Foreclosure Sale, subject to the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the Purchaser and the Senior Agent hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1	Definitions

Capitalized terms used in this Agreement shall have the meanings specified therefore in Section 8.1.

1.2       Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, by operation of UCC Sections 9-610 and 9-617, the Purchaser shall purchase, acquire and accept from the Senior Agent and the Senior Agent shall sell, transfer, assign, convey and deliver to the Purchaser on the Closing Date (as defined in Section 3.1), each of the Owners’ right, title and interest in and to the Purchased Assets, which conveyance shall effect a transfer of possession and ownership of the Purchased Assets to the Purchaser free and clear of all Encumbrances and other rights and interests therein as and to the extent provided in Section 9-617(a) of the UCC, whereupon the Senior Agent’s lien and security interest, and all liens and security interests junior and/or subordinated thereto, will be discharged. The “Purchased Assets” are all of the Encumbered Assets used by the Owners in connection with the Business, including the following:

(a)       substantially all of the Owners’ customer accounts selected by the Purchaser prior to the Closing (as defined in Section 3.1) in its sole discretion (the “Acquired Customers”);

(b)	all Accounts Receivable relating to the Business;

(c)       all of the Contracts with Acquired Customers (the “Customer Contracts”), including but not limited to service agreements and purchase orders selected by the Purchaser prior to Closing in its sole discretion;

(d)       copies of any and all information and records related to the Acquired Customers, and all other Documents and materials wherever located that are used in, held for use in or intended to be used in, or that arise out of or relate to, the Business or the Purchased Assets, including materials and Documents relating to Services, marketing, advertising, promotional activities, trade shows, and all files, customer lists, supplier lists, records, literature and correspondence, but excluding (i) personnel files for Employees of Owners, and (ii) such files as may be required under applicable law regarding privacy;

(e)       all rights under those agreements, contracts, arrangements, unexpired leases of personal property and Leased Real Property, licenses and purchase orders which are necessary to conduct the business as it is currently conducted (the “Vendor Contracts” and together with the Customer Contracts, the “Assigned Contracts”) required for the operation of the Purchased Assets, selected by the Purchaser prior to the Closing in its sole discretion, a list of which Assigned Contracts will be provided by the Purchaser and attached to the Bill of Sale;

(f)        all of the Equipment, office supplies, furniture, fixtures and other tangible personal property of every kind and description that are used or held for use in the Business, as accepted or rejected by Purchaser prior to the Closing in its sole discretion;

(g)       the Owned Intellectual Property and the Licensed Intellectual Property used in connection with the Business;

(h)       the Owners’ Operating Company Numbers, Access Customer Name Abbreviations and Carrier Identification Codes;

(i)        the right to use the name “StarVox”, “CapTel” and “Capital Telecommunications” and any derivation thereof to operate the Business for a period not to exceed 180 days following the Closing;

(j)        to the extent transfer is permitted under applicable law, all permits, licenses, certificates, variances, exemptions, orders, approvals, tariffs, rate schedules and similar documents from any Governmental Body (collectively, “Licenses”) necessary for the lawful ownership of the Purchased Assets or other lawful conduct of the Business as currently conducted, as selected by the Purchaser prior to the Closing in its sole discretion;

(k)       all rights of the Owners under non-disclosure or confidentiality, noncompete, or non-solicitation agreements with Employees and agents of the Owners or with third parties to the extent relating to the Purchased Assets, including, without limitation, the Acquired Customers, but excluding any employment agreements containing any such agreements;

(l)        all rights, claims, credits, causes of action or rights of set-off against third parties relating to the Purchased Assets (including without limitation those arising under, or otherwise relating, to the Assigned Contracts), including rights under vendors’ and manufacturers’ warranties, indemnities and guaranties;

(m)      any counterclaims, setoffs or defenses that the Owners may have with respect to any Assumed Liabilities;

(n)	all proceeds from insurance policies relating to the Purchased Assets;

(o)       all cash and Cash Equivalents, whether on hand, in transit or in banks or other financial institutions, security entitlements, securities accounts and commodity accounts, except for an amount reasonably necessary to wind up the Owners’ operations, not to exceed $50,000 to be retained by the Owners;

(p)       all deposits, letters of credit and prepaid expenses of the Owners attributable to and acquired with the Purchased Assets, including security deposits with third party service providers;

(q)       all goodwill and other intangible assets associated with the Purchased Assets; and

(r)        all rights to the letter of credit issued to Cisco Capital, subject to Cisco’s rights therein; and

(s)       the right to receive any payments owed to the Owners from Manhattan Telecommunications Corporation (“MetTel”), including any payments from an escrow account relating thereto.

1.3       Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey, and each Owner shall retain all right, title and interest to, in and under, the following assets, properties, interests and rights of each Owner in the following assets (collectively, the “Excluded Assets”) unless separately disposed of by the Senior Agent in accordance with the UCC:

(a)       The amount of up to $50,000 in cash to be retained by the Owners pursuant to Section 1.2(o) above;

(b)       except as provided in Section 1.2(l), rights and claims under all Contracts that are not Assigned Contracts, including, but not limited to, all employment agreements and severance agreements with any Employees;

(c)       any (i) confidential personnel and medical records pertaining to any Employee; (ii) other books and records that each of the Owners is required by law to retain or that the Senior Agent determines are reasonably necessary or advisable to retain including, without limitation, related Tax records, financial statements, and corporate or other entity filings; (iii) capital stock, membership interests or other equity interests in the Owners; and (iv) documents relating to proposals to acquire the Business by Persons other than the Purchaser;

(d)       any claim, right or interest of each of the Owners in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom for any Tax period (or portion thereof) ending on or before the Closing Date;

(e)       corporate and tax documents relating to the organization and existence of each of the Owners as a corporation or other legal entity, as applicable;

(f)	any rights under any D&O insurance policy and the proceeds thereof;

(g)       any and all claims and causes of action against the Senior Agent and/or the Secured Creditors and each of their respective officers, directors, agents, employees, representatives, and attorneys; and

(h)       all rights under Patent No. 7,280,530 (the “Excluded Patent”); provided, however, that the Purchaser shall be given a non-exclusive, perpetual, fully-paid license to utilize the Owned Intellectual Property underlying the Excluded Patent on any additional commercial terms to be agreed upon, to the extent necessary to run the Business.

1.4       Assumption of Liabilities. Upon the transfer of the Purchased Assets on the Closing Date in accordance with the terms hereof, Purchaser shall assume only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)       Liabilities relating to the Purchased Assets arising from and after the Closing Date, including Liabilities relating to the Assigned Contracts arising from and after the Closing Date (collectively, the “Assumed Liabilities”); and

(b)       any sales, transfer or stamp tax that may be owed as a result of the consummation of the transactions contemplated by this Agreement.

1.5       Excluded Liabilities. The parties acknowledge that the Assumed Liabilities shall include only those Liabilities set forth in Section 1.4 hereof. The Purchaser shall not assume, and shall not be deemed to have assumed, any Liabilities of the Owners, other than the Assumed Liabilities, including, without limitation, those Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)       all Liabilities of the Owners arising out of or otherwise relating to the Excluded Assets;

(b)       Liabilities for Taxes attributable to the ownership or operation of the Business on or prior to the Closing Date;

(c)       unless expressly assumed by the Purchaser, any and all Liabilities of Owners arising from breach of any term, covenant or provision of any Assigned Contract arising on or before the Closing Date;

(d)       any and all Liabilities of the Owners in respect of Contracts that are not Assigned Contracts;

(e)       all Liabilities of each of the Owners in respect of Indebtedness for money borrowed, whether or not relating to the Business;

(f)        all Liabilities arising from or relating to the employment, or termination of employment by the Owners, of any Employee, former Employee, independent contractor or contingent worker with respect to the Business, including any employee benefit plans or arrangements to such Employees;

(g)       any and all trade and vendor accounts payable, including, without limitation, trade and vendor accounts payable related to the Business and outstanding on or before the Closing Date and related to services provided to the Owners on or before the Closing Date;

(h)       any Liabilities relating to the Owners’ agreements with MetTel", including without limitation any credits or amounts owed to MetTel or customers transferred to MetTel by the Owners with respect to Owners' billing of customers for Local Service Fees or other fees relating to periods following the closing of the MetTel transaction; and

(i)        any amounts owed to any Acquired Customers by the Owners on or prior to Closing.

ARTICLE II

CONSIDERATION

2.1       Consideration. Subject to an upward adjustment at the Foreclosure Sale, the aggregate consideration for the purchase of the Purchased Assets shall be the payment by the Purchaser at Closing to the Senior Agent the Purchaser Debentures and the Stock and the assumption of the Assumed Liabilities.

2.2       Payment of Purchase Price. Subject to the terms and conditions of this Agreement, on the Closing Date, the Purchaser shall deliver the Purchaser Debentures and the Stock to the Senior Agent as may be requested by the Senior Agent.

ARTICLE III

CLOSING AND TERMINATION

3.1       Closing. Subject to the satisfaction of the conditions set forth in 9.1 through 9.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article I hereof (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP located at 340 Madison Avenue, New York, NY 10173 (or at such other place as the parties may designate in writing) on the date that is five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article IX (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

3.2	Closing Deliveries.
(a)	At the Closing, the Senior Agent shall deliver to the Purchaser:

(i)        a duly executed bill of sale with respect to the Purchased Assets, in form and substance reasonably satisfactory to the Senior Agent;

(ii)       duly executed assignment agreements for the Intellectual Property, each in recordable form to the extent necessary to assign such rights and in form and substance reasonably satisfactory to the Purchaser;

(iii)      a transfer statement pursuant to Section 9-619 of the UCC and any other documentation reflecting compliance with the UCC provisions relating to a public foreclosure sale; and

(iv)      such other documents, instruments and certificates as the Purchaser may reasonably request.

(b)       Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Senior Agent the duly executed Purchaser Debentures and stock certificates representing the Stock.

3.3	Absence of Representation or Warranty as to Purchased Assets.

(a)       The Purchased Assets are being sold “as is,” and “where is” with no representations and warranties of any kind, and without recourse to the Senior Agent or Secured Creditors, including, without limitation, without any warranties as to title, merchantability, value, physical condition, useful life, fitness for intended use, non-infringement, possession, quiet enjoyment, or the like. Moreover, the Senior Agent makes no representation or warranty and have no liability whatsoever on behalf of Owners or any third parties with regard to the operation, performance, nonperformance, quality, availability, completeness, validity, accuracy or security of any of the Purchased Assets.

(b)       The Senior Agent specifically disclaims (and the parties hereto expressly agree that the Senior Agent makes and gives no covenant, undertaking, representation or warranty, express or implied, in connection with this Agreement, the Purchased Assets or any other matter relating hereto or thereto) as to the following matters:

(i)        Non-infringement of any of the trademarks or tradenames owned by the Owners;

(ii)       The existence on the Closing Date of any specific items constituting the Purchased Assets or the quantity or quality thereof; or

(iii)      The condition, quality, suitability, value, merchantability or fitness for a particular purpose of any of the Purchased Assets or of the Owners or any aspect of the Owners’ financial condition, businesses, prospects, or operations.

(c)       PRIOR TO CLOSING, THE PURCHASER SHALL HAVE CONDUCTED ALL INSPECTIONS, REVIEWS AND/OR OTHER DUE DILIGENCE DEEMED TO BE NECESSARY AND APPROPRIATE BY THE PURCHASER WITH RESPECT TO THE PURCHASED ASSETS.

(d)       The Purchaser agrees that, to date, the Senior Agent and the Secured Creditors have assumed no liability with respect to any of the Purchased Assets or the Excluded Assets and

the Senior Agent and Secured Creditors, under no circumstances (including, without limitation, with respect or pursuant to this Agreement), assume or shall assume any liability with respect to any of such assets.

(e)       The Senior Agent acknowledges that, to date, the Purchaser’s actions have been limited to due diligence regarding the Business and the selection of Purchased Assets and planning regarding the transactions contemplated by this Agreement and that following the Execution Date and prior to the Closing the Purchaser does not intend to, nor is it required to, manage or exercise control with respect to the Business, and if requested at Closing, the Senior Agent agrees to provide to Purchaser a certificate confirming that to its knowledge no such management or control occurred prior to Closing.

(f)        Nothing in this Section 3.3 is intended to limit the Purchaser’s right to rely on the representations, warranties and covenants of the Senior Agent in this Agreement, including without limitation Sections 4.1 and 6.1(a)(i).

3.4	Termination of Agreement. This Agreement may be terminated as follows:
(a)	by the mutual written consent of the Senior Agent and the Purchaser;
(b)	by the Purchaser or the Senior Agent, if:

(i)        the Closing shall not have occurred by the close of business on April 12, 2008 (as may be extended by mutual agreement of the parties in writing, the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by the Purchaser, on the one hand, or the Senior Agent, on the other hand, then the breaching party may not terminate this Agreement pursuant to this Section 3.4(b)(i); or

(ii)       there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is appealable (and pursue such appeal with reasonable diligence).

(c)	by the Purchaser, if, prior to the Closing:

(i)        any of the conditions to the obligations of the Purchaser set forth in Sections 7.1 and 7.3 shall have become incapable of fulfillment other than as a result of a breach by the Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by the Purchaser; or

(ii)       there shall be a material breach by the Senior Agent of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 7.1 or 7.3 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by the Purchaser to the Senior Agent of such breach and (ii) the applicable Termination Date; or

(iii)	there exists a right to terminate this Agreement pursuant to Section 6.1(b).
(d)	by the Senior Agent, prior to the Closing,

(i)        if any condition to the obligations of the Senior Agent set forth in Sections 7.1 and 7.2 shall have become incapable of fulfillment other than as a result of a breach by the Senior Agent of any covenant or agreement contained in this Agreement, and such condition is not waived by the Senior Agent; or

(ii)       if there shall be a material breach by the Purchaser of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 7.1 or 7.2 and which breach cannot be cured or has not been cured by the earlier of (i) ten (10) Business Days after the giving of written notice by the Senior Agent to the Purchaser of such breach and (ii) the applicable Termination Date.

3.5       Procedure Upon Termination. In the event of a termination of this Agreement by the Purchaser or the Senior Agent, or both, pursuant to Section 3.4, written notice thereof shall forthwith be given to the other parties, and this Agreement shall terminate.

3.6       Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Senior Agent, or the Secured Creditors; provided, however, that the obligations of the parties set forth in this Section 3.6 and Article IX hereof shall survive any such termination and shall be enforceable hereunder.

(a)       The Purchaser shall be entitled to a break-up fee to cover its out of pocket costs, comprised of reasonable attorneys’ fees and expenses and travel related expenses in the event that the Purchaser is not the successful bidder at the Foreclosure Sale. The break-up fee shall not exceed $150,000 and shall be payable in cash from the proceeds of the transaction involving the successful bidder at the Foreclosure Sale at the closing of such sale. Such break-up fee shall only be paid if the Purchaser would have been ready, willing, and able to close but for being outbid at the Foreclosure Sale and not yet having received regulatory approval which would reasonably be expected to be obtained no later than the Termination Date. No break-up fee shall be due the Purchaser unless the Purchaser submits a certification to the Senior Agent one day prior to the Foreclosure Sale certifying (for purposes of Section 3.6(a) only) that it is ready, willing, and able to close but for being outbid at the Foreclosure Sale and not yet having received regulatory approval which would reasonably be expected to be obtained no later than the Termination Date.

(b)       Nothing in this Section 3.6 shall relieve the Purchaser or the Senior Agent of any liability for a breach of this Agreement prior to the date of termination; provided, however, that (i) the Purchaser’s liability hereunder for any and all such breaches shall be capped at, and shall not exceed, delivery of the Purchase Price and (ii) the Senior Agent’s liability hereunder for any and all such breaches shall be limited to the payment of a break-up fee as provided for in Section 3.6(a).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SENIOR AGENT

The Senior Agent hereby makes the representations and warranties in this Article IV to the Purchaser.

4.1	Senior Agent’s Liens on the Purchased Assets.

(a)       The Senior Agent has a valid and enforceable lien upon and security interest in the Owners’ right, title and interest in the Purchased Assets;

(b)       An event of default has occurred under the Obligations and as a result thereof, the Senior Agent has the right and is entitled to enforce its security interests by public or private foreclosure sale, and will have prior to the Closing taken all steps required for a public foreclosure sale, in accordance with part 6 of Division 9 of the UCC;

(c)       The Senior Agent has the right to take the actions set forth in this Agreement as agent of the Secured Creditors listed in Annex A hereto. The Senior Agent has not transferred any ownership interest in its security interests in the Purchased Assets, and, except for the interests of the other Secured Creditors listed in Annex A hereto, the Senior Agent is the sole owner of and has not otherwise transferred any ownership interest in the Obligations.

4.2	Senior Agent’s Due Organization; Authorization

(a)       Senior Agent is (i) duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and (ii) duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to adversely affect its performance of this Agreement.

(b)       The execution, delivery and performance by it of this Agreement and the consummation by the Senior Agent of the transactions contemplated hereby (i) are within its power, and (ii) has been duly authorized by all necessary actions on its part. The execution of this Agreement by it constitutes, or will constitute, a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

4.3       Senior Agent’s Investment Representations. The Senior Agent will cause each Secured Creditor entitled to receive any of the Stock or the Purchaser Debentures to make the following representations, or representations substantially similar to the following, to the Purchaser prior to delivery of the Stock or the Purchaser Debentures to such Secured Creditor.

(a)       ______________ understands that none of the Stock or the Purchaser Debentures have been registered under the Securities Act. The ___________ also understands that the Stock and the Purchaser Debentures will be offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon its representations contained in the Agreement.

(b)       ___________ has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Purchaser so that it is capable of evaluating the merits and risks of its investment in Purchaser and has the capacity to protect its own interests. It must bear the economic risk of this investment indefinitely unless the Stock or the Purchaser Debentures are registered pursuant to the Securities Act, or an exemption from registration is available. It understands that Purchaser has no present intention of registering the Stock or the Purchaser Debentures, or any shares of its Common Stock. It also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow it to transfer all or any portion of the Stock or the Purchaser Debentures under the circumstances, in the amounts or at the times it might propose.

(c)       ___________ is acquiring the Stock and the Purchaser Debentures for its own account for investment only, and not with a view towards their distribution.

(d)       ___________ represents that by reason of its, or of its management’s, business or financial experience, it has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, it is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement, other than the notice of disposition to be made pursuant to the Foreclosure Sale.

(e)       ___________ represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(f)        ___________ has had an opportunity to discuss the Purchaser’s business, management and financial affairs with directors, officers and management of the Purchaser and has had the opportunity to review the Purchaser’s operations and facilities. ___________ acknowledges that the Purchaser has not conducted any business prior to the Execution Date and that the post-Closing operations will be based on the Purchased Assets, for which the Purchaser makes no representation or warranty. ___________ has also had the opportunity to ask questions of and receive answers from, the Purchaser and its management regarding the terms and conditions of this investment.

(g)       ___________ acknowledges and agrees that the Stock and the Purchaser Debentures are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. It has been advised or is aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about the Purchaser, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three month period not exceeding specified limitations.

(h)       ___________ understands that the Stock and the Purchaser Debentures may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Stock or the Purchaser Debentures or an available exemption from registration under the Stock or the Purchaser Debentures must be held indefinitely. In particular, it is aware that the Stock and the Purchaser Debentures may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 is the availability of current information to the public about the Purchaser. Such information is not now available and the Purchaser has no present plans to make such information available.

(i)        To the extent applicable, each certificate or other document evidencing any of the Stock or the Purchaser Debentures shall be endorsed with the legends set forth below, and it covenants that, except to the extent such restrictions are waived by the Purchaser, it shall not transfer the shares represented by any such certificate without complying with the restrictions on transfer described in the legends endorsed on such certificate in substantially the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT OR ANOTHER APPLICABLE EXEMPTION.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Senior Agent that:

5.1	Due Organization, Authorization.

(a)       The Purchaser is (i) a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and (ii) duly qualified, licensed to do business and in good standing as a foreign corporation in each jurisdiction where the failure to be so qualified or licensed could reasonably be expected to have a material adverse effect on the Purchaser.

(b)       The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transaction contemplated thereby (i) are within the power of the Purchaser, and (ii) have been duly authorized by all necessary actions on the part of the Purchaser. The execution of this Agreement by the Purchaser constitutes, or will constitute, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

5.2       Capitalization. The entire authorized capital stock of the Company consists of 10,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 600,000 shares of common stock are issued and outstanding as of the Execution Date. All of the issued and outstanding shares have been duly authorized, are validly issued, fully paid and nonassessable. As of the date hereof, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Purchaser to issue, sell or otherwise cause to become outstanding any of its capital stock except for any stock incentive plan for employees and consultants of the Purchaser. As of the Closing, the Stock shall constitute 40% of the issued and outstanding capitalization of the Company, exclusive of any stock incentive plan for employees and consultants of the Purchaser, which plan may not provide for greater than a 15% equity option pool.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1	Further Assurances.

(a)       Subject to the terms and conditions of this Agreement and applicable law, the Senior Agent and the Purchaser shall use their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, to consummate and make effective the transactions contemplated by this Agreement as soon as practicable and to cause the transition of the Business to the Purchaser, and shall coordinate and cooperate with each other in exchanging information, keeping the other party reasonably informed with respect to the status of the matters. Without limiting the foregoing, following the Execution Date, the parties shall use their commercially reasonable efforts to:

(i)        with respect to the Senior Agent, the Senior Agent shall (x) not waive the default of the Owners under the Debentures regarding the Obligations, or amend the Obligations such that an event of default under the Debentures no longer exists; and (y) take all actions necessary or desirable under the UCC to provide prompt notice (and in any case no later than March 10, 2008) of the Foreclosure Sale to necessary parties and to comply with all of the requirements under the UCC relating to the Foreclosure Sale (and take prompt actions to address any deficiencies in such notice or compliance that may occur), including without limitation providing notice to all parties contacted by the Owners and its investment banker in connection with a potential sales transaction involving the Owners; publication regarding the Foreclosure Sale in appropriate industry publication(s), and if deemed necessary or desirable by the parties, notice to appropriate Tax authorities;

(ii)       with respect to the Purchaser, the Purchaser shall take prompt action to obtain all Regulatory Approvals and Licenses to be able to conduct the Business following the Closing;

(iii)      provide all information to the other concerning the process pursuant to (i) and (ii) and disclose promptly any information regarding the status thereof;

(iv)      avoid the entry of, or have vacated or terminated, any injunction, decree, order, or judgment that would restrain, prevent, or delay the consummation of the transactions contemplated hereby, including defending through litigation on the merits any claim asserted before any applicable Governmental Body or by any third party;

(v)       execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and cooperate and take such further actions, as may be reasonably necessary or appropriate to make effective the transactions contemplated hereby.

Subject to the terms and conditions of this Agreement, the parties shall not take any action or refrain from taking any action the effect of which would be to delay or impede the ability of the Senior Agent and the Purchaser to consummate the transactions contemplated by this Agreement, unless in such party’s reasonable judgment, taking such action or refraining from taking such action is consistent with achieving the ultimate objective or consummating the transactions contemplated hereby.

(b)       The Senior Agent agrees to use good faith efforts to cause the Owners to cooperate with the Purchaser to facilitate the Closing of this Agreement, including the following: (i) to provide access to the Purchaser and its officers, employees, counsel, accountants and other authorized representatives, agents and contractors (“Representatives”) to have access to and make investigation and examination of the books and records, properties and operations of the Business, including necessary access to Employees and management of the Business; (ii) to coordinate with the Purchaser all communications with the Customers (subject to the Owners’ obligations under applicable laws); (iii) to coordinate and assist with making contacts with vendors, licensors and other Parties regarding the Assumed Liabilities and to assist the Purchaser in negotiating any necessary modifications thereto; (iv) to provide information regarding and coordinate communications with Governmental Authorities with respect to the Purchaser’s acquisition of the Purchased Assets and the Purchaser’s obtaining necessary Licenses to operate the Business following the Closing; (v) to provide access of the Purchaser to the Employees for the purpose of the Purchaser’s evaluation of such Employees and making any offers of employment to the Employees (the Purchaser acknowledges that the Owners have provided notification of termination to the Employees as of dates certain but that the Owners will be retaining some of the Employees through Closing to continue the operation of the Business through the Closing); (vi) to seek to preserve the Business through Closing in order to provide for an orderly transfer of the Business and the Purchased Assets to the Purchaser; including with respect to the Communications Licenses, to make all material filings and reports and pay all material amounts imposed by Government Authorities necessary or reasonably appropriate for the continued operation of the Business; and (vii) transfer all collateral, including, without limitation, any cash, Cash Equivalents, deposit accounts, investment property, security entitlements, securities accounts and commodities accounts supporting that certain Irrevocable Standby Letter of Credit No. SVBSF004263 issued by Silicon Valley Bank for StarVox Communications, Inc. in favor of Cisco Systems Capital Corporation into accounts maintained in the name of Purchaser. The Senior Agent acknowledges and agrees that the assistance and actions of the Owners described in this Section 6.1(b) is critical to the Purchaser’s ability to close the transactions contemplated by this Agreement and that a material failure of the Owners to take such actions and provide such assistance will be grounds for the Purchaser to terminate this Agreement immediately.

(c)       Following the Execution Date, the Senior Agent and the Purchaser shall keep each other reasonably informed as to the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Senior Agent or the Purchaser or by any of their respective Affiliates (as the case may be), from any third party and/or any Governmental Body with respect to the transactions contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

7.1       Conditions Precedent to the Obligations of the Purchaser and the Senior Agent. The respective obligations of each party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction or written waiver, on or prior to the Closing Date, of each of the following conditions:

(a)       as of the Closing Date, there shall not be in effect any statute, rule, regulation, executive Order enacted, issued, entered or promulgated by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

(b)       as of the Closing Date, the sale of the Purchased Assets to the Purchaser or any of the transactions contemplated hereby are not prohibited by any stay or injunction in any litigation, governmental action or other proceeding, including, without limitation, the “automatic stay” under 11 U.S.C. § 362 in any pending case under title 11 of the United States Code (the “Bankruptcy Code”) by or against the Owners.

(c)       The Purchaser shall have obtained all necessary Regulatory Approvals to acquire the Purchased Assets and to conduct the Business following the Closing.

(d)	The Purchaser shall have been the winning bidder at the Foreclosure Sale.

(e)       No secured creditor or any other Person entitled to redeem the pertinent Purchased Assets by tendering fulfillment of all Obligations (including but not limited to the payment of the Debentures in full and the expenses reasonably incurred by the Senior Agent or the Secured Creditors in negotiating this Agreement, arranging for the Foreclosure Sale, and to the extent not prohibited by law, the Senior Agent’s or the Secured Creditors’ reasonable attorneys’ fees and legal expenses). If such a redemption should occur, the Senior Agent shall be relieved of its obligations, and the Purchaser shall be entitled to the return of the Purchaser Price thereto paid by it pursuant to the provisions of this Agreement.

7.2       Conditions Precedent to the Obligations of the Senior Agent. The obligations of the Senior Agent to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Senior Agent in whole or in part to the extent permitted by applicable law):

(a)       the representations and warranties of the Purchaser contained herein shall be materially true and correct as of the Closing Date (or, if made as of a specific date, at and as of such date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date or such specific date, except to the extent any such inaccuracy would not reasonably have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder;

(b)       the Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date, except for any such failure which would not reasonably have a material adverse effect on the Purchaser’s ability to perform its obligations hereunder;

(c)       Notice of the Foreclosure Sale of the Purchased Assets shall have been given (in form and substance satisfactory to the Senior Agent) to all Persons entitled to notice under Section 9-611 of the UCC who have not waived in writing after default their right to receive such notice prior to the Closing Date, provided that this condition shall not affect Senior Agent’s obligations pursuant to Section 6.1(a)(i) to promptly correct any deficiency in notice.

(d)       no action, suit or proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Senior Agent to effectuate the Foreclosure Sale of all the Purchased Assets that are necessary or material to the Purchaser’s ability to conduct the Business following the Closing (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(e)       the Purchaser shall have delivered, or caused to be delivered, to the Senior Agent all of the items set forth in Section 3.2(b); and

(f)        the Purchaser shall have provided evidence of its possession of at least $75,000 in working capital.

7.3       Conditions Precedent to the Obligations of the Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, except for any such failure which would not reasonably have a material adverse effect on (i) the right of the Purchaser to own, subject to the terms of this Agreement, all Purchased Assets that are necessary or material to the conduct of the Business or (y) Purchaser’s ability to conduct the Business following the Closing (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law).

(a)       the representations and warranties of the Senior Agent contained herein shall be materially true and correct as of the Closing Date (or, if made as of a specific date, at and as of such date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date or such specific date, except to the extent any such inaccuracy would not reasonably have a material adverse effect on the Senior Agents’ ability to perform its obligations hereunder;

(b)       the Senior Agent shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them on or prior to the Closing Date, except for any such failure which would not reasonably have a material adverse effect on the Senior Agent’s ability to perform its obligations hereunder;

(c)       the Senior Agent shall have delivered, or caused to be delivered, to the Purchaser all of the items set forth in Section 3.2 (a);

(d)       Senior Agent has complied with part 6 of Division 9 of the UCC, including, but not limited to, sections 9-610, 9-611, 9-613, and 9-617, and (ii) Senior Agent has sent notification of the proposed disposition of the Purchased Assets to all relevant parties in accordance with sections 9-611 through 9-613 of the UCC.

(e)       the Purchaser shall have received any material consents, approvals and releases necessary to take title to material Purchased Assets;

(f)        there shall not have been any event or circumstance which has resulted in a Material Adverse Effect and no event has occurred or circumstance exists that could be expected to result in such a Material Adverse Effect;

(g)       no action, suit or proceeding shall be pending or threatened before any Governmental Body wherein an unfavorable injunction, judgment, order, decree, ruling or charge would reasonably be expected to (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely (x) the right of the Purchaser to own, subject to the terms of this Agreement, all Purchased Assets that are necessary or material to the conduct of the Business or (y) Purchaser’s ability to conduct the Business following the Closing (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

(h)       the Invoice Register and the List of Creditors and Liabilities of Owners, including receivables aging for accounts payable, which are attached hereto as Exhibit C, shall be true and correct in all material respects as of the dates specified therein;

(i)        each of the Owners, with respect to the Leased Real Property that constitute Purchased Assets, are in compliance in all material respects with all applicable federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., and any amendments thereto, the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any amendments thereto, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., any other laws now in effect relating to, or imposing liability or standards of conduct concerning, any Hazardous Materials, and any laws relating to the protection of human health and occupational safety for employees and others in the workplace (collectively, “Environmental Laws”); and none of the Owners have received written notice of or is the subject of, any action, cause of action, claim, investigation, demand or notice by any Person alleging material liability under or noncompliance in any material respect with any Environmental Law or advising it that it is or may be responsible, or potentially responsible, for material response costs with respect to a release or threatened release of any Hazardous Materials;

(j)        each of the Owners is in compliance in all material respects with all material laws, statutes, rules and regulations having the effect of law of the United States or any state, county, city or other political subdivision thereof or of any Governmental Body (“Laws”), and material writs, judgments, decrees, injunctions and similar orders of any Governmental Body, in each case, whether preliminary or final (“Orders”), applicable and material to the Business. None of the Owners has received any written notice from any Governmental Body or other Person claiming any material violation of any Law with respect to the Business;

(k)       each material Assigned Contract will be in full force and effect and enforceable in accordance with its terms in all material respects. None of the material Assigned Contracts is the subject of, or has been threatened to be made the subject of, any arbitration, suit or other legal proceeding; and

(l)        the Purchased Assets constitute all material assets, rights and properties necessary for the conduct of the Business.

7.4       Frustration of Closing Conditions. Neither the Senior Agent, on the one hand, nor the Purchaser, on the other hand, may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE VIII

ADDITIONAL DEFINITIONS

8.1	Certain Definitions. As used herein:
(a)	“Access Customer Name Abbreviation” means the code assigned by Telcordia.

(b)       “Accounts Receivable” means any and all accounts receivable, trade accounts, notes and other amounts receivable (including overdue accounts receivable) owed by the Acquired Customers, in each case owing to any of the Owners, and all claims relating thereto, together with any interest or unpaid financing charges accrued thereon.

(c)       “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

(d)       “Business” means any and all business activities that are conducted by the Owners as of the Execution Date.

(e)       “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to be closed.

(f)        “Carrier Identification Code” means the numeric code assigned by the North American Numbering Plan Administration.

(g)       “Cash Equivalents” means certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities.

(h)       “Contract” means any contract, service order, indenture, note, bond, lease, commitment, instrument or other agreement.

(i)        “Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials, in each case whether or not in electronic form.

(j)        “Employee” means an individual who, as of the applicable date, is employed by any of the Owners in connection with the Business.

(k)       “Encumbrance” means any lien, encumbrance, claim, right, demand, charge, mortgage, option, pledge, security interest or similar interests, title defects, tenancies (and other possessory interests), easements, rights of way, covenants, encroachments, rights of first refusal, preemptive rights, judgments, conditional sale or other title retention agreements and other impositions or imperfections of title or restrictions on transfer of any nature whatsoever.

(l)        “Equipment” means all equipment owned by any of the Owners and used in connection with the Business, wherever located, including but not limited to the IT Assets, and any attached and associated hardware, software, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto, to the extent such warranties are transferable.

(m)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)       “Excluded Contracts” means (i) those contracts, agreements, commitments, understandings and instruments not expressly designated as an “Assigned Contract” by the Purchaser pursuant to this Agreement.

(o)	“FCC” means the Federal Communications Commission.

(p)       “Governmental Body” means any government, quasi-governmental entity, or other governmental or regulatory body, agency or political subdivision thereof, whether foreign,

federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(q)       “Hazardous Materials” means petroleum and all derivatives thereof or synthetic substitutes therefore, asbestos and asbestos-containing materials, and any and all materials now or hereafter defined, listed, designated or classified as, or otherwise determined to be, “hazardous wastes,” “hazardous substances,” “radioactive,” “solid wastes,” or “toxic” under or pursuant to or otherwise listed or regulated pursuant to any Environmental Law.

(r)        “Indebtedness” of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (x) indebtedness of such Person for money borrowed and (y) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the Ordinary Course of Business); (iii) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

(s)       “Intellectual Property” means, in each case used in or necessary for the conduct of the Business, whether such Intellectual Property is owned by any of the Owners or a third party, the following: (i) trademarks, service marks, trade names, slogans, logos, trade dress, internet domain names, uniform resource identifiers, rights in design, brand names, and other similar designations of source or origin, together with all goodwill, registrations and applications related to the foregoing; (ii) patents, utility, models and industrial design registrations or applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (iii) copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (iv) mask works rights and trade secrets and other confidential or proprietary business information (including manufacturing and production processes and techniques, research and development information, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information), know-how, proprietary processes, formulae, algorithms, models, and methodologies; and (v) computer software, computer programs, and databases (whether in source code, object code or other form).

(t)	“IRS” means the Internal Revenue Service.

(u)       “IT Assets” means computers, computer software and databases (including source code, object code and all related documentation), firmware, middleware, servers, workstations,

routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

(v)       “Leased Real Property” means all interests in real property leased, subleased, licensed, used or occupied by any of the Owners used in connection with the Business.

(w)      “Liability” means any debt, liability, duty, responsibility, obligation, assessment, cost, expense, loss, expenditure, charge, fee, penalty, fine, contribution, premium or obligation of any kind, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and regardless of when sustained, incurred or asserted or when the relevant events occurred or circumstances existed, including all costs and expenses relating thereto.

(x)       “Licensed Intellectual Property” means any Intellectual Property other than Owned Intellectual Property.

(y)       “Material Adverse Effect” means a material adverse effect on (i) the business, assets, properties, results of operations or financial condition of the Owners (taken as a whole), or (ii) the ability of the Senior Agent Creditors to consummate the transactions contemplated by this Agreement or perform their obligations under this Agreement.

(z)       “Purchaser Debentures” or “Purchaser Debentures” means the Purchaser Debentures(s) of the Purchaser in the aggregate principal amount of $5,000,000 in a form to be agreed upon by the parties and attached hereto on Exhibit B, which shall be secured by a Pledge and Security Agreement also in a form to be agreed upon by the parties and attached hereto on Exhibit B.

(aa)     “Operating Company Numbers” means the company identifiers assigned by the National Exchange Carrier Association, including, without limitation, carrier identification codes and Access Customer Name Abbreviation numbers.

(bb)     “Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business consistent with past practice.

(cc)     “Owned Intellectual Property” means all Intellectual Property owned by any of the Owners.

(dd)     “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization other entity or group.

(ee)     “Regulatory Approvals” means any consents, waivers, approvals, Orders, Communications Licenses, or authorizations of, the FCC or the State PUCs required in connection with the execution and delivery of this Agreement.

(ff)	“Secured Act” means the Securities Act of 1933, as amended.

(gg)     “Services” means any and all services provided, marketed or sold by the Owners in connection with the Business.

(hh)     “State PUC” means the agencies or commissions or other regulator) bodies with jurisdiction over the. Owners, including but not limited to any public utility commission, state regulatory agency or municipality.

(ii)       “Stock” means that number of shares of Common Stock of the Purchaser equal to 40% of the capital stock of the Purchaser issued and outstanding at Closing on terms to be set forth in a stockholders agreement in a form to be agreed upon and attached hereto on Exhibit D, including a registration rights agreement with terms to be agreed to by the Purchaser and the Senior Agent and attached hereto on Exhibit D.

(jj)       “Subsidiary” means, with respect to any party, any Person of which (i) such party or any Subsidiary of such party owns, of record or beneficially, at least 50% of the outstanding equity or voting securities or interests of such Person, or (ii) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such Person.

(kk)     “Tax” and “Taxes” mean any and all taxes, charges, fees, levies or other assessments, imposed by any Governmental Body, and include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, Taxes.

(ll)       “Uniform Commercial Code” means the UCC as adopted and in effect in the State of New York, as amended from time to time; provided that if by reason of mandatory provisions of law, the creation and/or perfection or the effect of perfection or non-perfection of the security interest in any collateral is governed by the UCC as in effect in a jurisdiction other than New York, the term “Code” shall also mean the UCC as in effect from time to time in such jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection.

ARTICLE IX

MISCELLANEOUS

9.1       Further Assurances. The parties agree to act in good faith in the performance and enforcement of this Agreement and each Senior Agent agrees to execute such further documents and agreements, at the Purchaser’s expense, as may be reasonably necessary to implement the purposes of this Agreement.

9.2       Expenses. Each party shall be responsible for its own costs and expenses in the negotiation, documentation, execution and delivery of this Agreement and its related documents, including legal and accounting fees and expenses of its representatives and agents, whether or not the transaction is consummated for whatever reason.

9.3       Notices. Any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, except as expressly otherwise permitted herein, and shall be delivered in person (including via overnight courier service) or sent by telecopy or certified or registered mail, return receipt requested, postage prepared, to the respective parties at the addresses referenced below. Each of the parties may change the address to which it desires notices to be sent if it notifies the other party of such change in accordance with the provisions of this Section. Any such notice will be deemed to be given when received, if personally delivered or sent by telecopy and, if mailed, two business days after deposit in the United States mail, properly addressed, with proper postage affixed.

Purchaser:	bComm, Inc.
3324 Las Huertas Road

Lafayette, CA 94549

Attn: Warren Heffelfinger

Facsimile No.: [____________]

With a copy to:	Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA 94105

Attn: Linda C. Williams

Facsimile No.: 415/983-1200

Senior Agent:	McDermott Will & Emery LLP

340 Madison Avenue

New York, NY 10173

Attn: Stephen Older and Meir Lewittes

Facsimile No.: 212-547-5444

With a copy to:	DKR Soundshore Oasis Holding Fund Ltd.
1281 East Main Street

Stamford, CT 06902

Attention: Rajni A. Narasi, Assoc. General Counsel

Facsimile: (203) 324-8488

9.4       Agreements. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by the party or parties against whom enforcement of the change, waiver or discharge is being sought.

9.5       Severability; Invalid Provisions. In the event any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

9.6       Entirety and Amendments. This Agreement and the other documents and instruments delivered pursuant to the transactions contemplated herein embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof and may be amended only by an instrument in writing executed by all parties. The exhibits to this Agreement are expressly made a part of this Agreement and are incorporated herein by this reference.

9.7       Parties Bound; Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The terms and provisions of this Agreement shall be for the sole benefit of the Senior Agent, the Secured

Creditors, and the Purchaser and their respective successors and assigns, and no other Person (including the Owners) shall have any right, benefit, priority, or interest under, or because of this Agreement.

9.8       Counterparts; Construction. The terms of this Agreement shall not be construed against the drafter, as these drafting services have been performed as a courtesy to the other parties to this Agreement. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.

9.9       Costs. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement or any other agreements, instruments or documents executed or delivered in connection herewith, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement or any other agreements, instruments or documents executed or delivered in connection herewith, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in that action, arbitration or proceeding, in addition to any other relief to which it or they may be entitled.

9.10     Choice of Law and Venue; Jury Trial Waiver. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE SENIOR AGENT AND THE PURCHASER HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE STATE AND COUNTY OF NEW YORK. THE PURCHASER AND THE SENIOR AGENT HEREBY WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

9.11     No Agency or Joint Venture. Neither the execution of this Agreement nor any action taken by the parties hereto is intended to be, nor shall it be construed to be, the formation of an agency relationship, a partnership or a joint venture. No party hereto shall have the right to obligate or otherwise bind any other party hereunder or make any representations on behalf of any other party hereto.

9.12     Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner or equityholder of the Senior Agent, the Secured Creditors, or the Purchaser shall have any liability for any obligations or liabilities of the Senior Agent or the Purchaser under this Agreement or any agreements executed in connection therewith or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

9.13     Allocation of Purchase Price and Purchased Assets. The Purchaser shall allocate the amount of the Purchase Price (including the Assumed Liabilities) paid by it among the

Business and the Purchased Assets purchased by it in accordance with Section 1060 of the Code. In accordance with such allocation, the Purchaser shall prepare and deliver to the Senior Agent within thirty (30) days after the Closing copies of Form 8594 and any required exhibits thereto (an “Asset Acquisition Statement”). The Senior Agent will have the right to raise reasonable objections to such allocations and to an Asset Acquisition Statement (and any Revised Statements, as defined below) within thirty (30) days after its receipt thereof, in which event the Purchaser and the Senior Agent will negotiate in good faith to resolve such objections. If the Purchaser and the Senior Agent cannot mutually resolve the Senior Agent’s objections within twenty (20) days after the Purchaser’s receipt of such objections, such dispute shall be presented to any independent accountant mutually agreed upon by the Purchaser and the Senior Agent, for a decision that shall be rendered by such independent accountant within thirty (30) calendar days thereafter and shall be final and binding upon each of the parties absent manifest computational error. The fees, costs and expenses incurred in connection therewith shall be borne solely by the Purchaser if the Senior Agent’s position is successful and by the Senior Agent if the Purchaser’s position is successful. The Purchaser shall prepare and deliver to the Senior Agent from time to time revised copies of the Asset Acquisition Statements (the “Revised Statements”) so as to report any matters on an Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The Purchase Price shall be allocated in accordance with the Asset Acquisition Statements or, if applicable, the last Revised Statements, provided by the Purchaser to the Senior Agent, and all income Tax Returns, statements and reports filed by the Purchaser and the Senior Agent shall be prepared consistently with such allocations.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

DKR SOUNDSHORE OASIS HOLDING FUND LTD., Agent
By:
Name:
Title:

BCOMM, INC.
By:
Name:
Title:

ANNEX A

Name	Principal Amount Owed Under Existing Debt
DKR SoundShore Oasis Holding Fund Ltd.	$8,000,000
Trinad Capital Master Fund, Ltd.	$4,100,000
SMH Capital Inc.	$2,000,000

EXHIBIT A

UCC Financing Statements

EXHIBIT B

Form of Purchaser Debentures

EXHIBIT C

Invoice Register and List of Creditors and Liabilities

EXHIBIT D

Form of Stockholders Agreement and Registration Rights Agreement